                                        Exhibit 23.01

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Citigroup Inc.:

We consent to the incorporation by reference in the Registration Statements on:

• Form S-3    Nos. 33-63663, 333-12439, 333-46628, 333-48474, 333-50338, 333-56088, 333-68949, 333-57364, 333-75554, 333-83741, 333-102206, 333-103940, 333-105316, 333-106510, 333-108047, 333-117615, 333-122925, 333-132177, 333-132370, 333-135163, 333-142849, 333-146471, 333-157386, 333-157459, 333-172554, 333-172562, 333-186425, 333-191056, 333-192302, 333-214120, 333-216372, 333-224495, and 333-255302

• Form S-8 Nos. 333-58460, 333-58458, 333-02811, 333-56589, 333-63016, 333-101134, 333-107166, 333-124635, 333-163852, 333-166242, 333-166215, 333-173683, 333-181647, 333-203791, 333-203792, 333-211479, 333-225038, 333-225040, 333-231545, 333-231547, and 333-238303

of Citigroup Inc. of our report dated February 25, 2022, with respect to the consolidated balance sheet of Citigroup Inc. and subsidiaries (“Citigroup”) as of December 31, 2021 and 2020, the related consolidated statements of income, comprehensive income, changes in stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2021, and the related notes, and Citigroup’s effectiveness of internal control over financial reporting as of December 31, 2021, which report appears in the December 31, 2021 Annual Report on Form 10-K of Citigroup.

Our report refers to a change in the Company’s method of accounting for the recognition and measurement of credit losses as of January 1, 2020 due to the adoption of ASC Topic 326, Financial Instruments—Credit Losses.

/s/ KPMG LLP
New York, New York
February 25, 2022